FILED PURSUANT TO RULE 424(b)(3)
SEC FILE NUMBER 333-138519

PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED FEBRUARY 6, 2007

MAGENTA MEDIA (US) INC.
a Nevada Corporation

12,065,295 SHARES OF COMMON STOCK

This Prospectus Supplement No. 1 should be read together with the prospectus dated February 6, 2007 (the “Prospectus”) of Magenta Media (US) Inc. (the “Company”) relating to the resale of up to 12,065,295 shares of common stock of the Company that may be offered and sold, from time to time, by the selling stockholders identified in the Prospectus. These shares were issued in three separate private transactions, as described in the Prospectus under “Selling Stockholders.”

The Prospectus is hereby amended and supplemented to provide the following information regarding a change in the Company’s principal independent registered public accounting firm:

  Staley, Okada & Partners, Chartered Accountants (“Staley, Okada”), resigned as principal independent registered public accounting firm of the Company effective January 16, 2007. In view of this resignation, the Company engaged Dale Matheson Carr-Hilton LaBonte, Chartered Accountants, as its principal independent registered public accounting firm effective January 29, 2007. The decision to change its principal independent registered public accounting firm has been approved by the Company’s board of directors.

  The report of Staley, Okada dated November 2, 2006 on the consolidated balance sheets of the Company as at September 30, 2006 and 2005 and the related consolidated statements of changes in stockholders’ deficiency, operations, and cash flows for each of the years ended September 30, 2006 and 2005 and the period from incorporation (February 18, 2004) to September 30, 2006, did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles, other than to state that there is substantial doubt as to the ability of the Company to continue as a going concern.

  In connection with the audit of the period from incorporation (February 18, 2004) to September 30, 2006 through to the date of their resignation, there were no disagreements between the Company and Staley, Okada on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Staley, Okada would have caused them to make reference thereto in their report on the Company’s audited consolidated financial statements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offence.

The date of this Prospectus Supplement No. 1 is September 13, 2007.